UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2008

155 East Tropicana, LLC

(Exact name of registrant as specified in its charter)

Nevada	333-124924	20-1363044
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

115 East Tropicana Avenue, Las Vegas, NV		89109
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 597-6076

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01               Other Events.

As previously reported, 155 East Tropicana, LLC (the “Company”) entered into a definitive Asset Purchase Agreement with Hedwigs Las Vegas Top Tier, LLC (the “Buyer”), an affiliate of the investment group led by NTH Advisory Group, LLC.  Also as previously reported, the Company subsequently entered into a first and second amendment to the Asset Purchase Agreement (collectively, the “Agreement”).

Under the terms of the Agreement, if the closing did not occur on or before December 31, 2007, the Buyer had the option to extend the Agreement each month until June 30, 2008 by paying an extension fee of $500,000 for each month the Agreement is extended.  As previously reported, on December 31, 2007, January 31, 2008, February 29, 2008 and March 31, 2008 extension fees were paid by the Buyer, which extended the Agreement to April 30, 2008.  On April 30, 2008 an additional extension fee was paid by the Buyer, which extends the Agreement to May 30, 2008.  Under the terms of the Agreement, the extension fees are non-refundable, are fully earned on the date of payment and will not be credited toward the purchase price.

The foregoing summary of certain terms of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which has been previously filed.  The closing under the Agreement remains subject to the completion of certain conditions described in the Agreement. There can be no assurance that (i) the conditions to closing under the Agreement will ever be satisfied, or (ii) any transaction contemplated under the Agreement will be consummated, or (iii) if a transaction is consummated, it will be on the same or similar terms as currently provided under the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

155 EAST TROPICANA, LLC
(Registrant)

	By:	/s/Deborah J. Pierce
Date: May 1, 2008		Deborah J. Pierce
	Its:	Chief Financial Officer